Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

XILIO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Equity	Common stock, par value $0.0001 per share	Other	301,134	(2)	$7.49	(3)	$2,255,493.66	0.00013810	$311.48
Total Offering Amounts								$2,255,493.66		$311.48
Total Fee Offsets										$0
Net Fee Due										$311.48

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 226,931 shares issuable under the Xilio Therapeutics, Inc. 2021 Stock Incentive Plan, (ii) 41,718 shares issuable under the Xilio Therapeutics, Inc. 2021 Employee Stock Purchase Plan, and (iii) 32,485 shares issuable under the Xilio Therapeutics, Inc. Second Amended and Restated 2022 Inducement Stock Incentive Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the registrant's common stock as reported on the Nasdaq Capital Market on March 19, 2026.